Exhibit 99.1

*FOR IMMEDIATE RELEASE*

Contact:

Robert A. Bedinghaus

Chairman and Chief Executive Officer

(513) 574-3025

Cincinnati Bancorp, Inc. Announces Voluntary SEC Deregistration and Nasdaq Delisting

Cincinnati, OH; January 26, 2023 – Cincinnati Bancorp, Inc. (the “Company”) (Nasdaq: CNNB), the holding company for Cincinnati Federal, today announced its voluntary decision to deregister its common stock with the Securities and Exchange Commission (the “SEC”) and delist its common stock from The Nasdaq Stock Market LLC (“Nasdaq”).

The Company has notified Nasdaq of its intent to voluntarily delist and withdraw the registration of its common stock with the SEC. The Company intends to file a Form 25 (Notification of Removal from Listing) with the SEC on or about February 6, 2023, and expects the last trading day on Nasdaq will be on or about February 6, 2023. Following delisting from Nasdaq, the Company expects its common stock will be quoted on the OTCQX Market beginning on or about February 6, 2023, under the symbol “CNNB”.

The Company also intends to file a Form 15 (Certification and Notice of Termination From Registration) with the SEC on or about February 16, 2023. Upon filing, the Company’s obligation to file periodic reports with the SEC, including Forms 10-K, 10-Q and 8-K, will be suspended immediately and will terminate when deregistration becomes effective 90 days after the Form 15 is filed.

Robert A. Bedinghaus, Chairman and Chief Executive Officer, said, “The Board of Directors authorized SEC deregistration and Nasdaq delisting after concluding that the significant costs and regulatory compliance burden of remaining an SEC-reporting, Nasdaq-listed company outweighed the current benefits of SEC registration and Nasdaq listing.”

The Company will continue to provide stockholders with an annual report containing audited consolidated financial statements, and anticipates that quarterly interim financial information will be made available on the Company’s website at www.cincinnatifederal.com. Cincinnati Federal will also continue to file quarterly Call Reports with the Federal Deposit Insurance Corporation, which are available at www.fdic.gov.

About Cincinnati Bancorp, Inc.

Cincinnati Bancorp, Inc. is the parent company of Cincinnati Federal. Cincinnati Federal is a community bank that operates through its main office in Green Township and three full-service branches in Greater Cincinnati (Anderson, Miami Heights, and Price Hill), and a full-service branch in Florence, Kentucky. It also operates a lending center in Milford, Ohio.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and Cincinnati Federal, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

# # #